UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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ZHONE TECHNOLOGIES, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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ZHONE TECHNOLOGIES, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 15, 2008

10:00 a.m. Pacific Time

To our stockholders:

You are cordially invited to attend our 2008 annual meeting of stockholders, which will be held at Zhone’s principal executive offices, located at 7001 Oakport Street, Oakland, California 94621 on May 15, 2008 at 10:00 a.m. Pacific Time. We are holding the annual meeting for the following purposes:

1.	To elect two members of the Board of Directors to serve for three year terms as Class I Directors.

2.	To ratify the appointment of KPMG LLP as Zhone’s independent registered public accounting firm for the fiscal year ending December 31, 2008.

3.	To transact other business that may properly come before the annual meeting or any adjournments or postponements of the meeting.

These items are fully described in the proxy statement, which is part of this notice. We have not received notice of other matters that may be properly presented at the annual meeting.

Only stockholders of record at the close of business on March 24, 2008, the record date, will be entitled to vote at the annual meeting. Your vote is very important. Whether or not you expect to attend the annual meeting in person, please complete, sign, date and return the enclosed proxy card as soon as possible to ensure that your shares are represented at the annual meeting. If your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, you must provide your broker, bank or other nominee with instructions on how to vote your shares. For specific instructions on voting procedures, please refer to the section entitled “Voting Procedures” beginning on page 1 of the proxy statement and the instructions on the proxy card.

By Order of the Board of Directors

Kirk Misaka
Chief Financial Officer,
Treasurer and Secretary

Oakland, California

April 4, 2008

YOUR VOTE IS IMPORTANT.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON,

PLEASE SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD.

ZHONE TECHNOLOGIES, INC.

7001 Oakport Street

Oakland, California 94621

PROXY STATEMENT

Zhone’s Board of Directors solicits your proxy for use at the annual meeting of stockholders to be held on May 15, 2008 at 10:00 a.m. Pacific Time at Zhone Technologies, Inc., 7001 Oakport Street, Oakland, California 94621, and at any adjournments or postponements of the meeting, for the purposes set forth in “Notice of Annual Meeting of Stockholders.” We made copies of this proxy statement available to stockholders beginning on April 4, 2008.

VOTING RIGHTS AND PROCEDURES

Record Date and Shares Entitled to Vote

Only stockholders of record at the close of business on the record date, March 24, 2008, will be entitled to vote at the annual meeting. These stockholders are entitled to cast one vote for each share of common stock held as of the record date on all matters properly submitted for the vote of stockholders at the annual meeting. As of the record date, there were approximately 150,176,864 shares of Zhone common stock outstanding and entitled to vote at the annual meeting.

Quorum and Vote Required

A quorum of stockholders is necessary to hold a valid annual meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of common stock entitled to vote at the annual meeting is necessary to constitute a quorum at the annual meeting. In the election of directors, the two nominees who receive the highest number of affirmative votes will be elected as directors. All other proposals require the affirmative vote of a majority of the votes cast at the annual meeting.

Abstentions and broker non-votes will be counted for the purpose of determining whether a quorum is present, but they will not be counted as votes cast on any matter. Generally, broker non-votes occur when shares held by a broker in “street name” for a beneficial owner are not voted with respect to a particular proposal because the broker has not received voting instructions from the beneficial owner. Because abstentions and broker non-votes will not be considered votes cast, they will have no effect on the outcome of any proposal.

Voting Procedures

Your vote is important. Whether or not you plan to attend the annual meeting in person, please complete, sign, date and return the enclosed proxy card as soon as possible to ensure that your vote is recorded promptly. Returning the proxy card does not deprive you of your right to attend the annual meeting and to vote your shares in person.

Voting in Person. If you plan to attend the annual meeting and wish to vote in person, you will be given a ballot at the annual meeting. Please note, however, that if your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, and you wish to vote at the annual meeting, you must bring to the annual meeting a “legal proxy” from the record holder authorizing you to vote at the annual meeting.

Voting by Proxy. The method of voting by proxy differs for shares held as a record holder and shares held in “street name.” If you hold your shares as a record holder, you may vote by signing and dating the enclosed proxy card and promptly returning it in the enclosed envelope. If, on the other hand, you hold your shares in “street name,” then you will receive instructions from your broker, bank or other nominee that you must follow in order to vote your shares. Your broker, bank or other nominee may allow you to deliver your voting instructions over the internet or by telephone. Please see the voting instruction card from your broker, bank or other nominee that accompanies this proxy statement. If you complete and submit your proxy card, the persons named as proxies will vote the shares represented by your proxy card in accordance with your instructions. If you submit a proxy card but do not fill out the voting instructions on the proxy card, the persons named as proxies will vote the shares represented by your proxy “FOR” the election of the director nominees (Proposal 1), and “FOR” the ratification of the appointment of KPMG as Zhone’s independent registered public accounting firm (Proposal 2). If any other matters are properly presented for voting at the annual meeting, or any adjournments or postponements of the annual meeting, the proxy card will confer discretionary authority on the individuals named as proxies to vote the shares represented by the proxies in accordance with their best judgment. We have not received notice of other matters that may properly be presented for voting at the annual meeting.

Revocation. You may revoke your proxy at any time before your proxy is voted at the annual meeting by taking any of the following actions: (1) submitting another proxy card bearing a later date, (2) delivering written notice of revocation to Zhone’s Corporate Secretary at 7001 Oakport Street, Oakland, California 94621, or (3) attending the annual meeting and voting in person, although attendance at the annual meeting will not, by itself, revoke a proxy. If your shares are held in “street name,” you must contact your broker, bank or other nominee to revoke any prior instructions.

Proxy Solicitation Costs

We will bear the entire cost of this solicitation of proxies, including the preparation, assembly, printing, and mailing of this proxy statement and any additional solicitation material that we may provide to stockholders. In addition, we have retained Georgeson Inc. to act as a proxy solicitor in conjunction with the annual meeting. We have agreed to pay Georgeson $7,000, plus reasonable out-of-pocket expenses, for proxy solicitation services. The original solicitation of proxies by mail may be supplemented by solicitation by mail, telephone, fax, personal interviews or other methods of communication by our directors, officers and employees. We will not pay any additional compensation to directors, officers or other employees for such services, but may reimburse them for reasonable out-of-pocket expenses in connection with such solicitation.

Admission to the Annual Meeting

Only Zhone stockholders, as of the close of business on March 24, 2008, and other persons holding valid proxies for the annual meeting are entitled to attend the annual meeting. You should be prepared to present valid government issued photo identification for admittance. In addition, if you are not a stockholder of record but hold shares in “street name,” you will need to provide proof of ownership by bringing either a copy of the voting instruction card provided by your broker or a copy of a brokerage statement showing your share ownership as of March 24, 2008. If you do not provide photo identification or comply with the other procedures outlined above, you will not be admitted to the annual meeting.

Stockholders Sharing the Same Address

The rules promulgated by the Securities and Exchange Commission, or the SEC, permit companies, brokers, banks or other intermediaries to deliver a single copy of an annual report, proxy statement or notice of internet availability of proxy materials to households at which two or more stockholders reside. This practice, known as “house holding,” is designed to reduce duplicate mailings, save significant printing and postage costs, and conserve natural resources. Stockholders sharing an address who have been previously notified by their broker, bank or other intermediary, and have consented to house holding, either affirmatively or implicitly by not objecting to house holding, will receive only one copy of our annual report, proxy statement and any notice of internet availability of proxy materials. If you would like to opt out of this practice for future mailings, and receive separate annual reports, proxy statements and notices of internet availability of proxy materials for each stockholder sharing the same address, please contact your broker, bank or other intermediary. You may also obtain a separate annual report, proxy statement or any notice of internet availability of proxy materials without charge by sending a written request to Zhone Technologies, Inc., Attention: Investor Relations, 7001 Oakport Street, Oakland, California 94621, or by calling us at (510) 777-7013. We will promptly send additional copies of the annual report or proxy statement or any notice of internet availability of proxy materials upon receipt of such request. House holding does not apply to stockholders with shares registered directly in their name.

Recommendation of the Board

The Zhone Board of Directors unanimously recommends that you vote “FOR” the election of the director nominees (Proposal 1), and “FOR” the ratification of the appointment of KPMG as Zhone’s independent registered public accounting firm (Proposal 2).

YOUR VOTE IS IMPORTANT.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON,

PLEASE SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

We are dedicated to maintaining the highest standards of business integrity. It is our belief that adherence to sound principles of corporate governance, through a system of checks, balances and personal accountability is vital to protecting Zhone’s reputation, assets, investor confidence and customer loyalty. Above all, the foundation of Zhone’s integrity is our commitment to sound corporate governance. Our corporate governance principles and Code of Conduct and Ethics can be found at www.zhone.com.

Board Independence

The Board of Directors has affirmatively determined that each member of the Board, other than Mr. Ejabat, is independent under the criteria established by The Nasdaq Stock Market, or Nasdaq, for independent board members. In addition, each member of committees of the Board is an independent director in accordance with Nasdaq standards. At the conclusion of the regularly scheduled Board meetings, the independent directors have the opportunity to meet outside of the presence of our management.

Board Structure and Committee Composition

As of the date of this proxy statement, our Board of Directors has eight directors and the following three committees: (1) Audit Committee, (2) Compensation Committee, and (3) Corporate Governance and Nominating Committee. The membership during the last year and the function of each of the committees are described below. Each of the committees operates under a written charter which can be found on the “Corporate Governance” section of our website at www.zhone.com. During the year ended December 31, 2007, the Board held eight meetings. During this period, all of the directors attended or participated in at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings held by all committees of the Board on which each such director served, except for Mr. Coulter. We endeavor to schedule our annual meeting of stockholders at a time and date to maximize attendance by directors taking into account the directors’ schedules. One of our directors attended last year’s annual meeting of stockholders.

Director	Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee
Michael Connors
James Coulter		Member	Member
Robert Dahl	Chair
Morteza Ejabat
James H. Greene, Jr.		Member	Member
C. Richard Kramlich		Member	Member
Steven Levy	Member
James Timmins	Member
Number of Meetings in 2007	4	4	2

Audit Committee

The Audit Committee reviews the professional services provided by our independent registered public accounting firm, the independence of such independent registered public accounting firm from our management, and our annual and quarterly financial statements. The Audit Committee also reviews such other matters with respect to our accounting, auditing and financial reporting practices and procedures as it may find appropriate or may be brought to its attention. The Board of Directors has determined that Robert Dahl and Steven Levy meet the qualifications of an “audit committee financial expert” as defined by the rules of the SEC. Stockholders should understand that this designation is a disclosure requirement of the SEC related to the experience and understanding of Messrs. Dahl and Levy with respect to certain accounting and auditing matters. The designation does not impose upon Messrs. Dahl and Levy any duties, obligations or liabilities that are greater than are generally imposed on them as members of the Audit Committee and the Board, and their designation as an audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of the Audit Committee or the Board. The responsibilities and activities of the Audit Committee are described in greater detail in “Audit Committee Report.”

Compensation Committee

The Compensation Committee is responsible for establishing and monitoring policies governing the compensation of executive officers. In carrying out these responsibilities, the Compensation Committee is responsible for reviewing the performance and compensation levels for executive officers, establishing salary and bonus levels for these individuals, and approving stock option grants for these individuals under our stock option plans. The objectives of the Compensation Committee are to correlate executive officer compensation with our business objectives and financial performance, and to enable us to attract, retain and reward executive officers who contribute to the long-term success of the company. The Compensation Committee seeks to reward executive officers in a manner consistent with our annual and long-term performance goals, and to recognize individual initiative and achievement among executive officers. For additional information concerning the Compensation Committee, see the “Compensation Discussion and Analysis.”

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee develops and reviews corporate governance principles applicable to the company, identifies individuals qualified to serve as directors, selects or recommends nominees to the Board of Directors for the election of directors, and advises the Board with respect to Board and committee composition. The Corporate Governance and Nominating Committee is also responsible for reviewing with the Board from time to time the appropriate skills and characteristics required of Board members in the context of the current size and make-up of the Board. This assessment includes issues of diversity, age, skills such as understanding of manufacturing, technology, finance and marketing, and international background. These factors, and any other qualifications considered useful by the Corporate Governance and Nominating Committee, are reviewed in the context of an assessment of the perceived needs of the Board at a particular point in time. As a result, the priorities and emphasis of the Corporate Governance and Nominating Committee and of the Board may change from time to time to take into account changes in business and other trends, and the portfolio of skills and experience of current and prospective Board members. Therefore, while focused on the achievement and the ability of potential candidates to make a positive contribution with respect to such factors, the Corporate Governance and Nominating Committee has not established any specific minimum criteria or qualifications that a nominee must possess.

In selecting or recommending candidates for election to the Board, the Corporate Governance and Nominating Committee considers nominees recommended by directors, management and stockholders using the same criteria to evaluate all candidates. The Corporate Governance and Nominating Committee reviews each candidate’s qualifications, including whether a candidate possesses any of the specific qualities and skills desirable in certain members of the Board. Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected candidates as appropriate. Upon the identification of a qualified candidate, the Corporate Governance and Nominating Committee would select, or recommend for consideration by the full Board, the nominee for the election of directors. The Corporate Governance and Nominating Committee may engage consultants or third party search firms to assist in identifying and evaluating potential nominees. To recommend a prospective nominee for the Corporate Governance and Nominating Committee’s consideration, stockholders should submit the candidate’s name and qualifications to Zhone’s Corporate Secretary in writing to the following address: Zhone Technologies, Inc., Attention: Corporate

Secretary, 7001 Oakport Street, Oakland, California 94621. When submitting candidates for nomination to be elected at the annual meeting of stockholders, stockholders must also follow the notice procedures and provide the information required by our bylaws.

Communications with the Board

Any stockholder wishing to communicate with any of our directors regarding corporate matters may write to the director, c/o Corporate Secretary, Zhone Technologies, Inc., 7001 Oakport Street, Oakland, California 94621. The Corporate Secretary will forward these communications directly to the director(s). However, certain correspondence such as spam, junk mail, mass mailings, product complaints or inquiries, job inquiries, surveys, business solicitations or advertisements, or patently offensive or otherwise inappropriate material may be forwarded elsewhere within the company for review and possible response.

PROPOSAL 1:

ELECTION OF DIRECTORS

Overview

The authorized number of directors is presently eight. In accordance with our certificate of incorporation, we divide our Board of Directors into three classes, with Class I consisting of two members, and Class II and Class III consisting of three members. We elect one class of directors to serve a three year term at each annual meeting of stockholders. At this year’s annual meeting of stockholders, we will elect two Class I directors to hold office until the 2011 annual meeting. At next year’s annual meeting of stockholders, we will elect three Class II directors to hold office until the 2012, and the following year, we will elect three Class III Directors to hold office until the 2013 annual meeting. Thereafter, elections will continue in a similar manner at subsequent annual meetings. Each elected director will continue to serve until his successor is duly elected or appointed.

The Board of Directors unanimously nominated Robert Dahl and Steven Levy as Class I nominees for election to the Board. Unless proxy cards are otherwise marked, the persons named as proxies will vote all proxies received “FOR” the election of Messrs. Dahl and Levy. If any director nominee is unable or unwilling to serve as a nominee at the time of the annual meeting, the persons named as proxies may vote either (1) for a substitute nominee designated by the present Board to fill the vacancy or (2) for the balance of the nominees, leaving a vacancy. Alternatively, the Board may reduce the size of the Board. The Board has no reason to believe that any of the nominees will be unable or unwilling to serve if elected as a director.

The following table sets forth for each nominee to be elected at the annual meeting and for each director whose term of office will extend beyond the annual meeting, the age of each nominee or director, the positions currently held by each nominee or director with the company, the year in which each nominee’s or director’s current term will expire, and the class of director of each nominee or director.

Name	Age	Position	Term Expires	Class
Morteza Ejabat	58	Chief Executive Officer, President and Chairman of the Board of Directors	2010	III
Michael Connors	66	Director	2010	III
James Coulter	48	Director	2009	II
Robert Dahl	67	Director	2008	I
James H. Greene, Jr.	57	Director	2009	II
C. Richard Kramlich	72	Director	2009	II
Steven Levy	51	Director	2008	I
James Timmins	52	Director	2010	III

Class I Directors with Terms Expiring at this Annual Meeting

Robert Dahl has served as a director of Zhone since June 1999. Since January 1998, Mr. Dahl has served as a partner of Riviera Ventures LLP, a private investment firm. Previously, Mr. Dahl held various senior management positions with Ascend Communications, Inc., most recently as Executive Vice President from October 1997 to January 1998 and Chief Financial Officer from January 1994 to October 1997. Mr. Dahl also serves as a director of NorCal Community Bancorp and The Dahl Family Foundation. Mr. Dahl holds a B.S. in Finance from the University of California at Berkeley.

Steven Levy has served as a director of Zhone since April 2006. Mr. Levy most recently served as a Managing Director and Global Head of Communications Technology Research at Lehman Brothers from July 1998 until September 2005. Before joining Lehman Brothers, Mr. Levy was a Director of Telecommunications Research at Salomon Brothers from March 1997 to July 1998, Managing Director and Head of the Communications Research Team at Oppenheimer & Co. from July 1994 to March 1997, and a senior communications analyst at Hambrecht & Quist from July 1986 to July 1994. Mr. Levy is also currently a member of the board of directors of PCTel, Allot Communication and GENBAND, Inc. Mr. Levy received a B.S. in Materials Engineering and an M.B.A. from Rensselaer Polytechnic Institute.

Class II Directors with Terms Expiring in 2009

James Coulter has served as a director of Zhone since November 1999. Since January 1993, Mr. Coulter has been a founding partner of TPG (formerly Texas Pacific Group), a private equity investment firm. Mr. Coulter serves on the board of directors of J. Crew Group, Inc., Lenovo Group Limited and Neiman Marcus Group Inc. Mr. Coulter holds a B.A. in Engineering Sciences from Dartmouth College and an M.B.A. from Stanford University.

James H. Greene, Jr. has served as a director of Zhone since November 1999. Since January 1996, Mr. Greene has been a member of KKR & Co. L.L.C., the general partner of Kohlberg Kravis Roberts & Co. L.P., or KKR, a private equity investment firm. Mr. Greene also serves as a director of Aricent Inc., Avago Technologies, Inc., NuVox, Inc., SunGard Data Systems, Inc. and Western New York Energy, L.L.C. Mr. Greene holds a B.S. in Economics from the University of Pennsylvania.

C. Richard Kramlich has served as a director of Zhone since November 1999. Since June 1978, Mr. Kramlich has been a general partner of New Enterprise Associates, or NEA, a venture capital firm. Mr. Kramlich also serves as a director of Sierra Monitor Corp. and Silicon Valley Bancshares. Mr. Kramlich holds a B.S. in History from Northwestern University and an M.B.A. from Harvard University.

Class III Directors with Terms Expiring in 2010

Morteza Ejabat is a co-founder of Zhone and has served as Chairman of the Board of Directors, President and Chief Executive Officer since June 1999. Prior to co-founding Zhone, from June 1995 to June 1999, Mr. Ejabat was President and Chief Executive Officer of Ascend Communications, Inc., a provider of telecommunications equipment which was acquired by Lucent Technologies, Inc. in June 1999. Previously, Mr. Ejabat held various senior management positions with Ascend from September 1990 to June 1995, most recently as Executive Vice President and Vice President, Operations. Mr. Ejabat holds a B.S. in Industrial Engineering and an M.S. in Systems Engineering from California State University at Northridge, and an M.B.A. from Pepperdine University.

Michael Connors has served as a director of Zhone since November 2003 following the consummation of Zhone’s merger with Tellium, Inc. Dr. Connors had been a member of Tellium’s board of directors since June 2000. From 1992 to 1998, Dr. Connors held the office of President of AOL Technologies, an internet service provider, where he led the creation and growth of AOLnet and the development of AOL software and services. Dr. Connors is currently a director of The Connors Foundation. Dr. Connors earned a B.S. in Engineering, an M.S. in Statistics and a Ph.D. in Operations Research from Stanford University.

James Timmins has served as a director of Zhone since July 2002. Since April 2005, Mr. Timmins has been a managing director of Pagemill Partners LLC, an investment banking and venture firm. From 1998 to 2004, Mr. Timmins was a general partner and managing director for NIF Ventures, the U.S. venture capital operation of The Daiwa Securities Group of Japan, an investment banking firm. From 1991 to 1998, Mr. Timmins was a partner at Redwood Partners, an investment firm. From 1987 to 1990, Mr. Timmins was a principal at Hambrecht & Quist, an investment banking firm. Mr. Timmins also serves as a director of WaveSplitter Technologies, Inc. Mr. Timmins holds a B.A. in History and Philosophy from the University of Toronto, and an M.B.A. from Stanford University.

There are no family relationships among any of our executive officers, directors or director nominees. Messrs. Coulter, Greene and Kramlich are associated with our major stockholders as described above and as set forth in the section entitled “Ownership of Securities.” We have entered into letter agreements with each of KKR-ZT L.L.C., TPG-Zhone, L.L.C. and New Enterprise Associates VIII, L.P., each dated as of November 13, 2003, relating to the nomination of designees to the Board of Directors. Under the terms of these letter agreements, at any annual or special meeting called or in any other action taken for the purpose of electing directors to the Board, Zhone agrees to nominate as directors (1) two nominees designated by KKR, (2) two nominees designated by TPG, and (3) one nominee designated by New Enterprise Associates VIII, L.P. Each of KKR’s and TPG’s rights to designate one nominee to the Board terminates at such time that KKR or TPG holds less than 50% of the shares issued to it in connection with the merger with Tellium, and each of KKR’s and TPG’s rights to designate any remaining nominee terminates at such time that KKR or TPG holds less than 25% of the shares issued to it in connection with the merger with Tellium. NEA’s rights to designate its nominee terminates at such time that NEA holds less than 50% of the shares issued to it in connection with the merger with Tellium. On May 24, 2006, KKR waived its rights under its letter agreement by reducing the number of nominees that it has the right to designate from two to one, provided however that KKR may revoke this waiver at any time, thereby reinstating KKR’s right to designate two nominees to the Board.

Recommendation of the Board

The Board of Directors unanimously recommends that you vote “FOR” the election of Messrs. Dahl and Levy.

PROPOSAL 2:

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Overview

The Audit Committee has selected KPMG LLP as Zhone’s independent registered public accounting firm for the fiscal year ending December 31, 2008. KPMG has served as our independent registered public accounting firm since the year ended December 31, 2000. Representatives of KPMG are expected to be present at the annual meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholder ratification of the selection of KPMG as our independent registered public accounting firm is not required by our bylaws or otherwise. However, we are submitting the selection of KPMG to the stockholders for ratification as a matter of good corporate practice. If the selection is not ratified, the Audit Committee will reconsider whether or not to retain KPMG, and may retain that firm or another without re-submitting the matter to the stockholders. Even if the selection is ratified, the Audit Committee may, in its discretion, direct the appointment of a different firm at any time during the year if it determines that such a change would be in the best interests of the company and its stockholders.

Principal Accountant Fees and Services

The following is a summary of the fees billed by KPMG for professional services rendered for the fiscal years ended December 31, 2007 and December 31, 2006:

Fee Category	2007 Fees	2006 Fees
Audit Fees	$1,055,000	$1,177,500
Audit-Related Fees	—	—
Tax Fees	144,000	145,000
All Other Fees	—	—

Total Fees	$1,199,000	$1,322,500

Audit Fees. This category includes the audit of our annual financial statements, the audit of management’s assessment of our internal control over financial reporting and KPMG’s own audit of our internal control over financial reporting, review of financial statements included in our Form 10-Q quarterly reports, and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

Audit-Related Fees. This category consists of assurance and related services provided by KPMG that are reasonably related to the performance of the audit or review of our financial statements, and are not reported above as “Audit Fees.” These services include accounting consultations in connection with acquisitions, and consultations concerning financial accounting and reporting standards.

Tax Fees. This category consists of professional services rendered by KPMG, primarily in connection with tax compliance, tax planning and tax advice activities. These services include assistance with the preparation of tax returns, claims for refunds, value added tax compliance, and consultations on state, local and international tax matters.

All Other Fees. This category consists of fees for products and services other than the services reported above.

Pre-Approval Policy of the Audit Committee

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year, is detailed as to the particular service or category of services, and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. All of the audit-related fees, tax fees and other fees billed in each of the last two fiscal years, as described above, were pre-approved by the Audit Committee.

Recommendation of the Board

The Board of Directors recommends that you vote “FOR” the ratification of the appointment of KPMG as Zhone’s independent registered public accounting firm.

OWNERSHIP OF SECURITIES

Beneficial Ownership Table

The following table sets forth information known to us regarding ownership of Zhone common stock on March 14, 2008 by (1) each person who beneficially owned more than 5% of Zhone common stock, (2) each current director and director nominee, (3) each of the named executives identified in the Summary Compensation Table set forth below under the heading “Executive Compensation,” and (4) all directors, named executives and their affiliates as a group.

Name of Beneficial Owner (1)	Number of Shares Beneficially Owned (2)		Percent Owned (3)
New Enterprise Associates entities	23,993,277	(4)	16.0%
TPG (formerly Texas Pacific Group) entities	8,971,604	(5)	6.0%
KKR entities	8,959,375	(6)	6.0%
Morteza Ejabat	5,301,346	(7)	3.5%
Kirk Misaka	846,331	(8)	*
Robert Dahl	281,131	(9)	*
Michael Connors	247,729	(10)	*
James H. Greene, Jr.	153,907	(11)	*
C. Richard Kramlich	24,092,170	(12)	16.0%
James Timmins	98,893	(13)	*
James Coulter	94,967	(14)	*
Steven Levy	35,416	(15)	*
Michael Fischer	203,001	(16)	*
David Misunas	211,210	(17)	*
Michael Scheck	416,274	(18)	*
All directors, named executives and their affiliates as a group (15 persons)	49,913,354	(19)	33.2%

*	Less than 1%.
(1)	Under the rules of the SEC, a person is the beneficial owner of securities if that person has sole or shared voting or investment power. Except as indicated in the footnotes to this table and subject to applicable community property laws, to our knowledge, the persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned. Unless otherwise indicated, the address for each person or entity named below is c/o Zhone Technologies, Inc., 7001 Oakport Street, Oakland, California 94621.
(2)	In computing the number of shares beneficially owned by a person named in the table and the percentage ownership of that person, shares of common stock that such person had the right to acquire within 60 days after March 14, 2008 are deemed outstanding, including without limitation, upon the exercise of options and warrants. These shares are not, however, deemed outstanding for the purpose of computing the percentage ownership of any other person.
(3)	For each person included in the table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person by the sum of (a) 150,175,926 shares of common stock outstanding on March 14, 2008 plus (b) the number of shares of common stock that such person had the right to acquire within 60 days after March 14, 2008.
(4)

Consists of (a) 1,817,129 shares held by New Enterprise Associates VIII, L.P., (b) 1,294,180 shares held by New Enterprise Associates 8A, L.P., (c) 8,940,337 shares held by New Enterprise Associates 9, L.P., (d) 11,854,722 shares held by New Enterprise Associates 10, L.P., (e) 3,525 shares subject to options held by NEA Development Corp., exercisable within 60 days after March 14, 2008, (f) 13,425 shares subject to warrants held by New Enterprise Associates VIII, L.P., exercisable within 60 days after March 14, 2008, (g) 26,849 shares subject to warrants held by New Enterprise Associates 8A, L.P., exercisable within 60 days after March 14, 2008, and (h) 43,110 shares subject to warrants held by New Enterprise Associates 10, L.P., exercisable within 60 days after March 14, 2008. Each separate New Enterprise Associates entity disclaims beneficial ownership over shares with respect to which it is not the direct holder, except to the extent of its pecuniary interest therein. The address of the entities affiliated with New Enterprise Associates is 1119 St. Paul Street, Baltimore, Maryland 21202.

(5)	Consists of (a) 8,959,375 shares held by TPG Zhone, L.L.C., and (b) 12,229 shares held by TPG Genpar II, L.P. TPG Advisors II Inc. is the general partner of TPG Genpar II, L.P., which is the general partner of TPG Partners II, L.P., which is the managing member of TPG Zhone, L.L.C. The address of the entities affiliated with TPG is 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102.
(6)	Consists of 8,959,375 shares held by KKR-ZT, L.L.C., an entity affiliated with Kohlberg Kravis Roberts & Co. L.P. KKR 1996 GP LLC is the sole general partner of KKR Associates 1996 L.P., which is the sole general partner of KKR 1996 Fund L.P., which is the senior member of KKR-ZT, L.L.C. KKR 1996 GP LLC is a limited liability company, the managing members of which are Messrs. Henry R. Kravis and George R. Roberts, and the other members of which are Messrs. Paul E. Raether, Michael W. Michelson, Perry Golkin, Johannes Huth, Todd A. Fisher, Alexander Navab and James H. Greene, Jr. Each of such individuals may be deemed to share beneficial ownership of any shares beneficially owned by KKR 1996 GP LLC. Each of such individuals disclaims ownership in such shares. The address of the entities affiliated with KKR 1996 GP LLC is 2800 Sand Hill Road, Suite 200, Menlo Park, California 94025.
(7)	Consists of (a) 2,414,059 shares held by Mr. Ejabat, (b) 70,500 shares held by Mr. Ejabat as Trustee of the Salmeh Ejabat Trust, (c) 70,500 shares held by Mr. Ejabat as Trustee of the Ashlee Ann Ejabat Trust, (d) 845,978 shares held by Mr. Ejabat as Trustee of the Morteza Ejabat Trust Under Declaration of Trust Dated May 18, 1998, and (e) 1,900,309 shares subject to options exercisable by Mr. Ejabat within 60 days after March 14, 2008.
(8)	Consists of (a) 182,444 shares held by Mr. Misaka and (b) 663,887 shares subject to options exercisable by Mr. Misaka within 60 days after March 14, 2008.
(9)	Consists of (a) 190,925 shares held by Mr. Dahl as Trustee of the Dahl Family Trust Dated October 31, 1989, as amended on May 3, 1990, (b) 12,188 shares of restricted stock which vest monthly until May 16, 2011, as described under “Executive Compensation Director Compensation” below, and (c) 75,206 shares subject to options exercisable by Mr. Dahl within 60 days after March 14, 2008.
(10)	Consists of (a) 40,232 shares held by Dr. Connors, (b) 83,333 shares held by Suaimhneas LLC, of which Dr. Connors is the sole manager and his adult children are the owners, and (c) 124,164 shares subject to options exercisable by Dr. Connors within 60 days after March 14, 2008.
(11)	Consists of (a) 27,732 shares held by Mr. Greene, (b) 12,188 shares of restricted stock which vest monthly until May 16, 2011, as described under “Executive Compensation Director Compensation” below, and (c) 111,175 shares subject to options exercisable by Mr. Greene within 60 days after March 14, 2008. Mr. Greene is a member of KKR 1996 GP LLC, which is the sole general partner of KKR Associates 1996 L.P., which is the sole general partner of KKR 1996 Fund L.P., which is the senior member of KKR-ZT, L.L.C. Mr. Greene may be deemed to share beneficial ownership in the shares beneficially owned by KKR 1996 GP LLC. Mr. Greene disclaims beneficial ownership in such shares.
(12)	Consists of (a) all of the shares, shares subject to options and shares subject to warrants described in footnote 4 by virtue of Mr. Kramlich’s position as a general partner of New Enterprise Associates, (b) 12,229 shares held by Mr. Kramlich, and (c) 86,664 shares subject to options exercisable by Mr. Kramlich within 60 days after March 14, 2008. Mr. Kramlich disclaims beneficial ownership of all shares that would be deemed to be beneficially owned through his relationship with New Enterprise Associates and its affiliated entities, except to the extent of his proportionate interest therein.
(13)	Consists of (a) 12,229 shares held by Mr. Timmins, and (b) 86,664 shares subject to options exercisable by Mr. Timmins within 60 days after March 14, 2008.
(14)	Consists of (a) 4,761 shares held by Mr. Coulter, (b) 12,188 shares of restricted stock which vest monthly until May 16, 2011, as described under “Executive Compensation Director Compensation” below, and (c) 75,206 shares subject to options exercisable by Mr. Coulter within 60 days after March 14, 2008. Mr. Coulter is a partner of TPG and a stockholder, officer and director of TPG Advisors II, Inc. Mr. Coulter disclaims beneficial ownership of all shares that would be deemed to be beneficially owned through his relationship with TPG and its affiliated entities, except to the extent of his proportionate interest therein.
(15)	Consists of 35,416 shares subject to options exercisable by Mr. Levy within 60 days after March 14, 2008.

(16)	Consists of (a) 6,000 shares held by Mr. Fischer, and (b) 197,001 shares subject to options exercisable by Mr. Fischer within 60 days after March 14, 2008.
(17)	Consists of (a) 92,488 shares held by Mr. Misunas, and (b) 118,722 shares subject to options exercisable by Mr. Misunas within 60 days after March 14, 2008.
(18)	Consists of (a) 26,508 shares held by Mr. Scheck, (b) 41 shares held by Michael and Wendy Scheck, (c) 381 shares held by the Michael W. Scheck and Wendy Lee Scheck Living Trust, and (d) 389,344 shares subject to options exercisable by Mr. Scheck within 60 days after March 14, 2008.
(19)	Includes 3,867,283 shares subject to options and 83,384 shares subject to warrants exercisable within 60 days after March 14, 2008.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and holders of more than 10% of Zhone common stock to file reports of ownership and changes in ownership with the SEC. These persons are required to furnish us with copies of all forms that they file. Based solely on our review of copies of these forms in our possession and in reliance upon written representations from our directors and executive officers, we believe that all of our directors, executive officers and 10% stockholders complied with the Section 16(a) filing requirements during 2007, except as set forth below. Each of Peter J. Barris, C. Richard Kramlich, Charles W. Newhall, III and Mark W. Perry filed one amendment respectively to correct the number of shares included on a timely-filed Form 4 relating to two transactions.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

This compensation discussion and analysis summarizes the company’s philosophy and objectives regarding the compensation of its executive officers, which include the company’s Chief Executive Officer, Morteza Ejabat, and Chief Financial Officer, Kirk Misaka, including how the company determines the elements and amounts of compensation for these executive officers. The Compensation Committee of the Board (the “Compensation Committee”) is responsible for determining, establishing and approving each element of compensation including salary and all bonus, incentive, equity and other compensation for the company’s executive officers. The Compensation Committee acts under a written charter that was adopted by the Board which sets forth its responsibilities and duties, as well as requirements for the Compensation Committee’s compensation and meetings. A copy of the charter is available in the Investor Relations section of the company’s corporate web site at www.zhone.com.

Philosophy and Objectives

Zhone operates in the highly competitive and rapidly changing telecommunications industry. The company’s compensation program for executive officers is designed to focus the activities and energies of executive officers on the achievement of short term and long term objectives of the company and to attract and retain executive officers who possess the skills, knowledge and experience required to effectively manage the company. The Compensation Committee seeks to attract, retain and motivate executive officers through a total compensation package that consists primarily of (i) base salary, (ii) annual variable cash incentive arrangements and (iii) long-term, equity based incentives in the form of stock options. Additional components of the company’s compensation program for executive officers include the participation in benefit plans that are generally available to all employees, severance provisions and, on a case-by-case basis, change in control benefits.

The Compensation Committee’s executive compensation determinations are based on a review of many factors including market information consisting of executive compensation data for our peer group of companies, which are discussed below, the company’s financial and strategic achievements over the past year, expectations for the current year, and the compensation practices of companies in the company’s industry. Each of these factors is weighed to determine whether the company’s compensation structure: (a) is competitive in the industry; (b) motivates executive officers to achieve the company’s business objectives; and (c) sufficiently aligns the interests of the executive officers with the long-term interests of the stockholders. The Compensation Committee’s goal is to set executive officer total compensation at levels that are generally comparable to executives with similar roles and responsibilities at our peer group of companies, consistent with the goals of the company, and appropriate in light of the executive’s experience level and expected contribution to the company. The Compensation Committee typically targets total compensation for executive officers at or above the median of the market data from our peer group of companies, although actual compensation for an executive officer may be higher or lower than the targeted position depending on such factors as the individual performance of the executive, the company’s actual financial performance during the year, intensity of competition and general market conditions, the experience level, responsibilities and expected future contribution of the executive, and the importance of each position to the company. The Compensation Committee typically does not rely solely upon rigid, pre-determined formulas for determining executive compensation and may consider any factor that is deemed pertinent to its executive compensation decisions.

Role of Chief Executive Officer and Chief Financial Officer in Determining Executive Compensation and Benchmarking Data

The company generally has followed a consistent process over the years for determining executive compensation for executive officers. At the conclusion of each fiscal year, the company’s Chief Executive Officer and Chief Financial Officer, with the assistance of the Human Resources Department, consider the compensation of executives in similar positions to theirs at the company’s peer group, which is discussed below, using SEC filing by such executive officers and proxy statements filed by members of our peer group. Mr. Ejabat and Mr. Misaka then provide recommendations to the Compensation Committee for adjustments to their base salaries, bonus opportunities and equity levels.

Our Chief Executive Officer and our Chief Financial Officer attend some of the Compensation Committee meetings, but the Compensation Committee also regularly holds executive sessions not attended by any members of management or non-independent directors. The Compensation Committee discusses Mr. Ejabat’s compensation package with him, but makes decisions with respect to Mr. Ejabat’s compensation without him present. The Compensation Committee has the ultimate authority to make decisions with respect to the compensation of our executive officers, but may, if it chooses, delegate any of its responsibilities to subcommittees. The Compensation Committee has delegated to Mr. Ejabat the authority to grant long-term incentive awards to employees below the level of executive officer under guidelines set by the Compensation Committee. The Compensation Committee also has authorized Mr. Ejabat to make salary adjustments and short-term incentive decisions for all employees other than certain officers under guidelines approved by the Compensation Committee. The Compensation Committee has not delegated any of its authority with respect to the compensation of executive officers. Although neither the Compensation Committee nor the Board of Directors is required to ratify the actions of Mr. Ejabat with regard to the authority delegated to him, as a matter of good corporate practice, Mr. Ejabat periodically provides a report to the Board regarding grants of long-term incentive awards to employees authorized by him. The Compensation Committee reviews this information in light of its own current experience, access to compensation information and experience at other companies and on other boards. The Compensation Committee historically has given considerable weight to Mr. Ejabat’s and Mr. Misaka’s recommendations based on their direct knowledge of their performance and contributions to the company. The Compensation Committee considers these factors, as well as any other factors it may deem relevant to its executive compensation determinations, and sets the compensation for the company’s executive officers.

In determining the compensation of the executive officers for fiscal 2007, Mr. Ejabat, Mr. Misaka and the Compensation Committee considered external market data and publicly available information from a peer group of comparable companies. The market data was compiled from a variety of publicly available sources and focused on, among other things, the cash components of compensation for executives. The peer group represents companies in our industry against which we compete directly for talent. The peer group was chosen primarily because they are our primary business competitors and because we consider the scope and complexity of their business operations to be closely related to ours. Additional considerations included market capitalization, revenue, number of employees and geographic locations where they operate. Qualitative assessments of the peer group data were then made taking into account such factors as market capitalization, business complexity, revenue, number of employees, geographic location and other factors. For fiscal 2007, the company’s peer group was comprised of the following companies:

•	Ciena Corporation

•	Cisco Systems

•	Extreme Networks, Inc.

•	Foundry Networks, Inc.

•	JDS Uniphase Corp.

•	Juniper Networks, Inc.

•	Network Equipment Technologies

•	Occam Networks

•	Redback Networks, Inc.

•	Sycamore Networks, Inc.

•	Tellabs, Inc.

•	UTstarcom, Inc.

Each of these companies possessed one or more attributes that the Compensation Committee considers relevant to the company’s executive compensation determinations.

Historically, the Compensation Committee has targeted total direct compensation for executive officers at approximately the median of the competitive market data at time of hire and gradually made adjustments to levels above the median as the executive demonstrates performance and assumes additional responsibilities over time. The Compensation Committee believes this methodology has proven effective as a means of addressing competitive concerns at time of hire while also providing flexibility to allow for future increases when circumstances dictate that additional compensation is necessary to retain or recognize the contributions and performance of the executive officer.

Mr. Ejabat, Mr. Misaka and the Compensation Committee use the peer group and market data as an indication of current market practices, but recognize that additional factors must be considered in setting the compensation for executive officers. Accordingly, actual target compensation for named executive officers may vary from market and peer group data based on a variety of factors such as the company’s actual financial performance during the prior year, the experience level, responsibilities and expected future contribution of the executive, the importance of each position to the company relative to the company’s peer companies, general market conditions, and issues relating to recruitment and retention of key executives. In any given year, other considerations may be relevant to the Compensation Committee’s executive compensation determinations.

For 2007, the company believes that the compensation of its executive officers was consistent with the foregoing compensation philosophy.

Role of Compensation Consultants

In performing its duties, the Compensation Committee may obtain input, as it deems necessary, from outside professional consulting firms retained directly by the Compensation Committee or through the assistance of the Human Resources Department. The Compensation Committee did not retain an outside professional consulting firm to conduct a competitive review and assessment of the company’s executive compensation program for fiscal 2007.

Elements of Compensation Allocation

The principal components of the compensation packages for the company’s named executive officers consist of (i) base salary, (ii) variable cash incentives tied to objectives of the company, and (iii) long-term incentive compensation in the form of stock options. The Compensation Committee believes that each of these elements is essential to attracting and retaining experienced and motivated executive officers who are able to successfully manage the operations, strategic direction and financial performance of the company, particularly given the intensely competitive and rapidly changing telecommunications industry in which the company operates.

In evaluating the overall mix of compensation for named executive officers, the Compensation Committee typically does not rely on pre-determined formulas for weighting different elements of compensation for allocating between long-term and short-term compensation, but instead strives to develop comprehensive compensation packages that emphasize attainment of short-term and long-term objectives of the company and are reflective of the executive’s abilities, experience level and contributions to the company. Although there are no set formulas of allocating among components, the Compensation Committee generally endeavors to provide executives with meaningful levels of variable incentives, and long term equity-based incentives in particular, so that executives with the highest levels of responsibility have the greatest amount of compensation risk.

Base Salaries

In general, base salaries for employees, including executive officers, are established based on the scope of their responsibilities, individual contribution, prior experience, sustained performance and anticipated level of difficulty of replacing the employee with someone of comparable experience and skill. Decisions regarding salary increases take into account the executive officer’s current salary and the amounts paid to the executive officer’s peers outside the company. In addition to considering the competitive pay practices of our peer group of companies, we also consider the amounts paid to executive officer’s peers inside the company by conducting an internal pay equity analysis which compares the pay of each executive officer to other members of the management team. Base salaries are reviewed periodically, but are not automatically increased if the Compensation Committee believes that other elements of compensation are more appropriate in light of our stated objectives. This strategy is consistent with our intent of offering compensation that is contingent on the achievement of performance objectives.

Performance Bonuses

Our incentive cash compensation awards emphasize pay-for-performance by providing our employees with the opportunity to receive performance bonuses only upon the attainment of financial and other corporate performance objectives, as well as individual performance objectives. Upon an evaluation of the overall performance of the company, the performance of the business unit that the executive officer leads and an assessment of the executive officer’s performance against expectations, the Compensation Committee uses discretion in determining the bonus for each individual executive officer. For 2007, the Compensation Committee did not establish any objective performance objectives and instead made bonus determinations based solely on their discretion. Based on the Compensation Committee’s subjective assessment of the company’s performance, it determined not to award incentive bonuses to our executive officers for 2007.

Long-Term Equity Incentives

The goal of our long-term, equity-based incentive awards is to align the interests of employees with stockholders and to provide each employee with an incentive to manage Zhone from the perspective of an owner with an equity stake in the business. Because vesting is based on continued employment, our equity-based incentives also facilitate the retention of employees through the term of the awards. In determining the size of the long-term equity incentives to be awarded to employees, we take into account a number of internal factors, such as the relative job scope, individual performance history, prior contributions to the company, the size of prior grants and competitive market data for our peer group of companies. Based upon these factors, the Compensation Committee determines the size of the long-term equity incentives at levels it considers appropriate to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value.

To reward and retain employees in a manner that best aligns employees’ interests with stockholders’ interests, we use stock options as the primary incentive vehicle for long-term compensation opportunities. We believe that stock options are an effective tool for meeting our compensation goal of increasing long-term stockholder value by tying the value of the stock options to our future performance. Because employees are able to profit from stock options only if our stock price increases in value over the stock option’s exercise price, we believe the options provide effective incentives to employees to achieve increases in the value of our stock. To minimize the potential dilution to our stockholders, we strive to limit the total number of stock options granted pursuant to our annual refresh program to 2% of the total number of shares of Zhone common stock outstanding.

In addition, our stock option programs are broad-based, and in 2007, an aggregate of approximately 2,940,000 stock options were granted to substantially all of our employees under our annual refresh grant program.

Consistent with the process in place in prior years, annual grants of options are typically approved by the Board of Directors at its regularly scheduled meeting in August and have a grant date effective as of the first day of the September following the Board’s meeting. While the vast majority of stock option awards to our employees have been made pursuant to our annual grant program, the Compensation Committee retains discretion to make stock option awards to employees at other times, including in connection with the hiring of an employee, the promotion of an employee, to reward an employee, for retention purposes or for other circumstances recommended by management or the Compensation Committee. The exercise price of any such grant is the fair market value of Zhone common stock on the grant date. The Compensation Committee has not granted, nor does it intend in the future to grant, equity compensation awards to employees in anticipation of the release of material nonpublic information that is likely to result in changes to the price of Zhone common stock, such as a significant positive or negative earnings announcement. Similarly, the Compensation Committee has not timed, nor does it intend in the future to time, the release of material nonpublic information based on equity award grant dates.

Retirement Savings

Our employees are eligible to participate in our 401(k) plan. Each employee may make before-tax contributions of up to 60% of their base salary, up to the limits imposed by the Code. We provide this plan to help our employees save some amount of their cash compensation for retirement in a tax efficient manner. We currently do not provide a matching contribution under our 401(k) plan, nor do we offer other retirement benefits.

Health and Welfare Benefits

The establishment of competitive benefit packages for our employees is an important factor in attracting and retaining highly qualified personnel. Executive officers are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life and disability insurance, in each case on the same basis as other employees. We believe that these health and welfare benefits help ensure that the company has a productive and focused workforce.

Executive Officer Compensation

In determining the compensation of Messrs. Ejabat and Misaka for 2007, we evaluated the overall performance of the company and their individual contributions to that performance. In 2007, the base salaries for Messrs. Ejabat and Misaka remained unchanged in comparison to the salaries paid at the end of 2006.

As previously described, no bonuses were paid to any employees, including Messrs. Ejabat and Misaka, pursuant to the incentive awards program.

With regard to equity incentive compensation, the Compensation Committee awarded Messrs. Ejabat and Misaka stock options to purchase 950,000 and 400,000 shares, respectively. The option grants place a significant portion of the total compensation of Messrs. Ejabat and Misaka at risk, since the option grant delivers a return only if Zhone common stock appreciates over the option term. The vesting and other terms of the stock options are outlined in the table below entitled “Outstanding Equity Awards at 2007 Fiscal Year-End.”

Tax Deductibility of Executive Compensation

Limitations on the deductibility of compensation may occur under Section 162(m) of the Code, which generally limits the tax deductibility of compensation paid by a public company to its chief executive officer and certain other highly compensated executive officers to $1 million, unless such compensation is performance based and certain specific and detailed criteria are satisfied. Although deductibility of compensation is preferred, tax deductibility is not a primary objective of our compensation programs, particularly in light of the company’s substantial net operating losses. We believe that achieving our compensation objectives set forth above is more important than the benefit of tax deductibility, and we reserve the right to maintain flexibility in how we compensate our executive officers that may result in limiting the deductibility of amounts of compensation from time to time.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee for the 2007 fiscal year were James Coulter, James H. Greene, Jr. and C. Richard Kramlich. All members of the Compensation Committee during 2007 were independent directors, and none of them were our officers or employees or former officers or employees. During 2007, none of our executive officers served on the compensation committee (or equivalent), or the board of directors, of another entity whose executive officer(s) served on our Compensation Committee or Board of Directors.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Zhone’s proxy statement for the 2008 annual meeting.

Respectfully Submitted by the Compensation Committee

James Coulter

James H. Greene, Jr.

C. Richard Kramlich

Summary Compensation Table

The following table sets forth the compensation earned during the years ended December 31, 2007 and 2006 by our Chief Executive Officer and Chief Financial Officer, as well as our three other most highly compensated senior managers. We refer to these executive officers and senior managers throughout these compensation tables and in our beneficial ownership table above as our “named executives.”

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (3)		Total ($)
Morteza Ejabat(4)	2007	825,000	—	—	1,052,641	—	—	768	(5)	1,878,409
Chief Executive Officer, President and Chairman of the Board of Directors	2006	825,000	435,000	—	983,313	—	—	768	(5)	2,244,081

Kirk Misaka	2007	365,000	—	—	361,104	—	—	768	(6)	726,872
Chief Financial Officer, Treasurer and Secretary	2006	365,000	—	—	319,187	—	—	768	(6)	684,955

Michael Fischer	2007	150,000	—	—	116,636	129,163	—	5,268	(7)	401,067
Vice President, United States Sales	2006	150,000	—	—	102,560	138,726	—	5,268	(7)	396,554

David Misunas	2007	275,000	—	—	78,506	—	—	768	(8)	354,274
Vice President, Business Development	2006	275,000	—	—	63,749	—	—	768	(8)	339,517

Michael Scheck	2007	150,000	—	—	184,671	203,171	—	5,268	(9)	543,110
Vice President, International Sales	2006	150,000	—	—	173,016	193,374	—	5,268	(9)	521,658

(1)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year indicated for the fair value of stock options granted to each of the named executives, in that fiscal year as well as prior fiscal years, in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions used in the calculation of these amounts, refer to note 6 to the financial statements included in the company’s annual report on Form 10-K for the year ended December 31, 2007, as filed with the SEC. These amounts reflect the company’s accounting expense for these awards, and do not correspond to the actual value that will be recognized by the named executives.
(2)	The amounts in this column represent sales commissions paid under the sales management compensation plan.
(3)	Unless otherwise indicated, the aggregate amount of perquisites and other personal benefits, securities or property provided to each named executive, valued on the basis of aggregate incremental cost to the company, was less than $10,000.
(4)	See also “Executive Compensation—Potential Payments Upon Termination” and “Certain Relationships and Related Transactions” for additional information concerning Mr. Ejabat.
(5)	This amount consists of Zhone’s payment of $768 in life insurance premiums on behalf of Mr. Ejabat.
(6)	This amount consists of Zhone’s payment of $768 in life insurance premiums on behalf of Mr. Misaka.
(7)	This amount consists of (a) Zhone’s payment of $768 in life insurance premiums on behalf of Mr. Fischer, and (b) an automobile allowance in the amount of $4,500.
(8)	This amount consists of Zhone’s payment of $768 in life insurance premiums on behalf of Mr. Misunas.
(9)	This amount consists of (a) Zhone’s payment of $768 in life insurance premiums on behalf of Mr. Scheck, and (b) an automobile allowance in the amount of $4,500.

2007 Grants of Plan-Based Awards

The following table sets forth summary information regarding grants of plan-based awards made to our named executives during the year ended December 31, 2007. All stock options granted to our named executives were granted under the Zhone Technologies, Inc. Amended and Restated 2001 Stock Incentive Plan. The exercise price per share of each stock option is equal to the per share fair market value of our common stock as determined under the Zhone Technologies, Inc. Amended and Restated 2001 Stock Incentive Plan.

Name	Grant Date (1)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards Target ($)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh) (2)	Grant Date Fair Value of Stock and Option Awards ($) (3)
Morteza Ejabat(4)	9/4/2007	—	—	950,000	$1.26	$638,685
Kirk Misaka	9/4/2007	—	—	400,000	$1.26	$268,920
Michael Fischer	9/4/2007	—	—	60,000	$1.26	$40,338
David Misunas	9/4/2007	—	—	65,000	$1.26	$43,700
Michael Scheck	9/4/2007	—	—	135,000	$1.26	$90,761

(1)	The vesting terms of the stock options are outlined in the table below entitled “Outstanding Equity Awards at 2007 Fiscal Year-End.”
(2)	Reflects the fair market value per share of our common stock on the grant date as determined under the Zhone Technologies, Inc. Amended and Restated 2001 Stock Incentive Plan.
(3)	Reflects the grant date estimated fair value of the stock options as calculated in accordance with SFAS No. 123R. For additional information on the valuation assumptions used in the calculation of these amounts, refer to note 6 to the financial statements included in the company’s annual report on Form 10-K for the year ended December 31, 2007, as filed with the SEC.

Outstanding Equity Awards at 2007 Fiscal Year-End

The following table lists all outstanding equity awards held by our named executives as of December 31, 2007.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
	Exercisable	Unexercisable (1)
Morteza Ejabat	258,499	0	—	5.48	10/1/2013		—	—	—	—
	401,848	98,152	—	3.09	9/1/2014		—	—	—	—
	478,117	371,883	—	2.65	9/1/2015		—	—	—	—
	64,624	0	—	2.45	3/10/2016	(2)	—	—	—	—
	296,870	653,130	—	1.57	9/1/2013		—	—	—	—
	59,374	890,626	—	1.26	9/4/2014		—	—	—	—

Kirk Misaka	3,085	0	—	0.21	5/14/2013		—	—	—	—
	3,290	0	—	2.97	8/8/2013		—	—	—	—
	7,636	0	—	2.97	9/2/2013	(3)	—	—	—	—
	39,950	0	—	5.48	10/1/2013		—	—	—	—
	152,702	37,298	—	3.09	9/1/2014		—	—	—	—
	168,747	131,253	—	2.65	9/1/2015		—	—	—	—
	11,515	0	—	2.45	3/10/2016	(2)	—	—	—	—
	124,998	275,002	—	1.57	9/1/2013		—	—	—	—
	24,999	375,001	—	1.26	9/4/2014		—	—	—	—

Michael Fischer	64,499	7,501	—	3.27	5/24/2014	(4)	—	—	—	—
	42,560	27,440	—	3.09	9/1/2014		—	—	—	—
	33,749	26,251	—	2.65	9/1/2015		—	—	—	—
	20,624	45,376	—	1.57	9/1/2013		—	—	—	—
	3,749	56,251	—	1.26	9/4/2014		—	—	—	—

David Misunas	40,624	9,376	—	3.09	9/1/2014		—	—	—	—
	28,124	21,876	—	2.65	9/1/2015		—	—	—	—
	6,955	0	—	2.45	3/10/2016	(2)	—	—	—	—
	17,187	37,813	—	1.57	9/1/2013		—	—	—	—
	4,062	60,938	—	1.26	9/4/2014		—	—	—	—

Michael Scheck	51,700	0	—	0.21	7/2/2012	(5)	—	—	—	—
	7,402	0	—	2.97	8/8/2013		—	—	—	—
	28,199	0	—	5.48	10/1/2013		—	—	—	—
	97,498	22,502	—	3.09	9/1/2014		—	—	—	—
	84,373	92,627	—	2.65	9/1/2015		—	—	—	—
	7,049	0	—	2.45	3/10/2016	(2)	—	—	—	—
	46,874	103,126	—	1.57	9/1/2013		—	—	—	—
	8,437	126,563	—	1.26	9/4/2014		—	—	—	—

(1)	Unless otherwise indicated, the options vest and become exercisable in 48 equal monthly installments over the course of four years.
(2)	Options with an expiration date of March 10, 2016 were granted outside of the normal annual grant program and vest in 12 equal monthly installments over the course of one year, with the first installment vesting on April 10, 2006.
(3)	Options with an expiration date of September 2, 2013 are fully vested and immediately exercisable upon the date of grant.
(4)	Options with an expiration date of May 24, 2014 vest and become exercisable over the course of four years as follows: 1/4 of the option vests on May 24, 2005, and 1/48 of the option vests each month thereafter.
(5)	Options with an expiration date of July 2, 2012 vest and become exercisable in 36 equal monthly installments over the course of three years.

Option Exercises and Stock Vested in 2007

None of the named executives exercised any stock options or vested in any stock awards during 2007.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Morteza Ejabat	—	—	—	—
Kirk Misaka	—	—	—	—
Michael Fischer	—	—	—	—
David Misunas	—	—	—	—
Michael Scheck	—	—	—	—

Pension Benefits

None of our named executives participates in or has account balances in qualified or non-qualified defined benefit plans sponsored by us.

Nonqualified Deferred Compensation

None of our named executives participates in or has account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us.

Equity Compensation Plan Information

The following table provides information as of December 31, 2007 with respect to shares of Zhone common stock that may be issued under existing equity compensation plans. The table does not include information with respect to shares subject to outstanding options granted under equity compensation arrangements assumed by us in connection with mergers and acquisitions of the companies that originally granted those options.

	(a)		(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)		Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	12,526,715	(2)	$2.14	6,236,054	(3)(4)
Equity compensation plans not approved by security holders	1,667	(5)	$2.20	0

Total	12,528,382		$2.14	6,236,054

(1)	This column includes unvested restricted stock and does not reflect options assumed in mergers and acquisitions where the plans governing the options will not be used for future awards. As of December 31, 2007, a total of 12,448,956 shares of Zhone common stock were issuable upon exercise of outstanding options under those assumed arrangements. The weighted average exercise price of those outstanding options is $6.28 per share.
(2)	Excludes purchase rights currently accruing under the Zhone Technologies, Inc. 2002 Employee Stock Purchase Plan.
(3)	Includes shares available for future issuance under the Zhone Technologies, Inc. 2002 Employee Stock Purchase Plan. As of December 31, 2007, 1,734,644 shares of common stock were available for future issuance under the plan.

(4)	Under the Zhone Technologies, Inc. Amended and Restated 2001 Stock Incentive Plan, the number of shares available for issuance under the plan will be increased automatically on January 1 of any year in which the number of shares available for issuance is less than 5% of the total number of outstanding shares on such date. In any such case, the increase is equal to an amount such that the aggregate number of shares available for issuance under the plan equals the lesser of (a) 5% of the total number of outstanding shares on such date, (b) 5,000,000 shares, or (c) such other number of shares as determined by the Board.
(5)	This amount represents shares of Zhone common stock issuable upon exercise of outstanding options under the 2002 Stock Incentive Plan. In February 2006, the Board amended a number of our equity compensation plans, including the 2002 Stock Incentive Plan, to provide that no further awards would be made under those plans.

Potential Payments Upon Termination

With exception of Morteza Ejabat, we do not have employment, severance or change of control agreements with the named executives. On November 8, 2007 we entered into an amended and restated employment agreement with Morteza Ejabat. This amendment and restatement clarified the language of the employment agreement entered into on October 20, 1999, and made certain changes intended to ensure compliance with Section 409A of the Code. The amended and restated agreement has an initial term expiring on October 20, 2008, and on each anniversary thereof the term will automatically be extended for one additional year unless either party delivers notice to the other party of its intention not to extend the term. During the term, Mr. Ejabat will serve as Chief Executive Officer of the company, with such duties and responsibilities as are commensurate with the position, and reports directly to our Board of Directors. Mr. Ejabat’s annual salary will be determined on at least an annual basis by the Compensation Committee. During each year of the term, the Board will review Mr. Ejabat’s performance, and may, in its sole discretion, pay Mr. Ejabat a bonus in addition to his annual salary. Mr. Ejabat is also eligible to participate in all health benefits, insurance programs, pension and retirement plans and other employee benefit and compensation arrangements generally available to our other officers. Under Mr. Ejabat’s amended and restated employment agreement, he will receive certain compensation in the event that his employment is terminated by us without “cause” or by Mr. Ejabat for “good reason” (as each term is defined in the amended and restated employment agreement). Specifically, in those events, Mr. Ejabat would be entitled to receive a lump sum payment equal to his annual salary as in effect immediately prior to the date of termination. Assuming a hypothetical termination of Mr. Ejabat’s employment by us without “cause” or by Mr. Ejabat for “good reason” on December 31, 2007, the last day of our 2007 fiscal year, we would have been obligated to pay Mr. Ejabat a lump sum payment of $825,000.

Director Compensation

The following table sets forth the compensation earned during the year ended December 31, 2007 by each of our non-employee directors.

Name	Fees Earned or Paid ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (4)	Total ($)
Michael Connors(5)	20,000	0	49,413	—	—	5,152	74,565
James Coulter(6)	20,000	2,822	43,873	—	—	—	66,695
Robert Dahl(7)(8)	36,000	2,822	43,873	—	—	—	82,695
James H. Greene, Jr.(9)	22,000	2,882	—	—	—	—	24,822
C. Richard Kramlich(10)	22,000	0	49,413	—	—	—	71,413
Steven Levy(11)	28,000	0	23,229	—	—	7,038	58,267
James Timmins(12)	28,000	0	49,413	—	—	—	77,413

(1)

As described below, a director may elect to receive an equivalent amount of fully vested shares of Zhone common stock, in lieu of an annual cash retainer. The amounts in this column include the annual retainer paid in cash and includes the value of fully vested shares of Zhone common stock received in lieu of a specified portion of the non-employee director’s regular cash retainer based on the fair market value of the shares on May 16, 2007, the date the regular annual cash retainer would otherwise have been paid. Based on each director’s prior election, Mr. Connors and Mr. Greene each received 15,503 shares with a grant date fair value of $20,000.

(2)	The amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007, in accordance with Financial Accounting Standards Board Statement 123 (R), or FAS 123 (R), of restricted stock issued pursuant to the Zhone Technologies, Inc. Amended and Restated 2001 Stock Incentive Plan. For stock awards, fair value is calculated using the closing price on the grant date as if these awards were vested and issued on the grant date. No stock awards were forfeited by any of our non-employee directors during the fiscal year. The grant date fair value of the stock award granted on May 16, 2007 to each non-employee director re-elected on that date, as calculated in accordance with SFAS 123R was $19,350.
(3)	The amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007, in accordance with FAS 123 (R), of stock option awards issued pursuant to the Zhone Technologies, Inc. Amended and Restated 2001 Stock Incentive Plan and thus include amounts from outstanding stock option awards granted during and prior to fiscal 2007. Assumptions used in the calculation of these amounts are included in the notes to Zhone’s audited consolidated financial statements for the fiscal year ended December 31, 2007. The amounts shown disregard estimated forfeitures related to service-based vesting conditions. No stock options were forfeited by any of our non-employee directors during the fiscal year. The grant date fair value of the option granted on May 16, 2007 to each non-employee director re-elected on that date, as calculated in accordance with SFAS 123R, was $35,535. These amounts reflect Zhone’s accounting expense for these awards, and do not correspond to the actual value that may be recognized by the non-employee directors. For additional information on the valuation assumptions used in the calculation of these amounts, refer to note 6 to the financial statements included in the company’s annual report on Form 10-K for the year ended December 31, 2007, as filed with the SEC.
(4)	Unless otherwise indicated, the aggregate amount of perquisites and other personal benefits, securities or property provided to each non-employee director, valued on the basis of aggregate incremental cost to the company, was less than $10,000.
(5)	Mr. Connors as of December 31, 2007 has 223,250 total options.
(6)	Mr. Coulter as of December 31, 2007 has 110,000 total options and 12,813 shares of restricted stock.
(7)	In order to facilitate the role of Mr. Dahl as chair of the Audit Committee and to provide us with greater access to the chair, from time to time, we provide Mr. Dahl with access to approximately 240 square feet of office space. Mr. Dahl owns and maintains separate phone, fax, server and computer systems. We do not incur any incremental costs in connection with the provision of this office space.
(8)	Mr. Dahl as of December 31, 2007 has 110,000 total options and 12,813 shares of restricted stock.
(9)	Mr. Greene as of December 31, 2007 has 111,175 total options and 12,813 shares of restricted stock.
(10)	Mr. Kramlich as of December 31, 2007 has 160,000 total options.
(11)	Mr. Levy as of December 31, 2007 has 100,000 total options.
(12)	Mr. Timmins as of December 31, 2007 has 160,000 total options.

Directors who are employees of the company, such as Mr. Ejabat, do not receive any additional compensation for their services as directors. With respect to non-employee directors, each non-employee director is eligible to receive an annual cash retainer of $20,000 but may elect to receive an equivalent amount of fully vested shares of Zhone common stock, in lieu of the cash retainer, based on the fair market value of the shares on the date the cash retainer would otherwise be paid. To align the interests of directors with the long-term interests of stockholders, each non-employee director is also entitled to receive an annual equity grant in the form of a stock option to purchase 50,000 shares at an exercise price equal to the fair market value of Zhone common stock on the date of grant. In lieu of this stock option, each non-employee director may elect to receive the annual equity grant in the form of 15,000 shares of restricted stock. In either case, the annual equity grant vests in 48 equal monthly installments over the course of four years. In addition, the chair of the Audit Committee receives a $4,000 cash payment per committee meeting attended, and each of the other committee members receives a

$2,000 cash payment per committee meeting attended. Non-employee directors are entitled to reimbursement of reasonable out-of-pocket expenses incurred attending Board and committee meetings, and in connection with Board related activities. On February 21, 2008, the Board completed a review of compensation for non-employee directors. Based on this review, the Board approved a change to the vesting schedule for future annual equity grants to non-employee directors in the form of restricted stock, which would provide that any future restricted stock award would vest in 25% increments on the first, second, third and fourth anniversaries of the date of grant.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Related Party Transactions

All relationships and transactions in which the company and our directors and executive officers or their immediate family members are participants are reviewed by our Audit Committee or another independent body of the Board of Directors, such as the independent and disinterested members of the Board. As set forth in the Audit Committee charter, the members of the Audit Committee, all of whom are independent directors, review and approve related party transactions for which such approval is required under applicable law, including SEC and Nasdaq rules. In the course of its review and approval or ratification of a disclosable related party transaction, the Audit Committee or the independent and disinterested members of the Board may consider:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction;

•	the importance of the transaction to the related person;

•	the importance of the transaction to the company;

•	whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the company; and

•	any other matters the Audit Committee deems appropriate.

As required under SEC rules, transactions that are determined to be directly or indirectly material to the company or a related person are disclosed in the company’s proxy statement.

Related Party Transactions

In the ordinary course of business, our executive officers and non-employee directors are reimbursed for travel related expenses when incurred for business purposes. Consistent with this policy, we reimburse Mr. Ejabat for the direct operating expenses incurred in the use of his private aircraft when used for business purposes. The amount reimbursed to Mr. Ejabat for this expense was $614,530 during the year ended December 31, 2007.

AUDIT COMMITTEE REPORT

The Audit Committee has been established for the purpose of overseeing the accounting and financial reporting processes of the company and audits of Zhone’s financial statements and internal control over financial reporting. Zhone’s Audit Committee is made up solely of independent directors, as defined in the applicable Nasdaq and SEC rules, and it operates under a written charter adopted by the Board of Directors. The composition of the Audit Committee, the attributes of its members and its responsibilities, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. As described more fully in the charter, the purpose of the Audit Committee is to assist the Board in its general oversight of Zhone’s financial reporting, internal controls and audit functions. Management is responsible for the preparation, presentation and integrity of Zhone’s financial statements, accounting and financial reporting principles, internal controls, and procedures designed to assure compliance with accounting standards, applicable laws and regulations. KPMG LLP, Zhone’s independent registered public accounting firm, is responsible for performing an independent audit of Zhone’s consolidated financial statements in accordance with generally accepted auditing standards and expressing opinions on management’s assessment of the effectiveness of Zhone’s internal control over financial reporting and the effectiveness of Zhone’s internal control over financial reporting. The Audit Committee periodically meets with KPMG, with and without management present, to discuss the results of their examinations, their evaluations of Zhone’s internal controls and the overall quality of Zhone’s financial reporting. The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm, KPMG. The Audit Committee serves a board level oversight role, in which it provides advice, counsel and direction to management and KPMG on the basis of the information it receives, discussions with management and KPMG, and the experience of the Audit Committee’s members in business, financial and accounting matters.

In performing its oversight role, the Audit Committee reviewed and discussed the audited financial statements with management and KPMG. The Audit Committee also discussed with KPMG the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU § 380), as may be modified or supplemented, including the quality and acceptability of Zhone’s accounting principles as applied in its financial reporting. The Audit Committee has received the written disclosures and the letter from KPMG required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as may be modified or supplemented, and has discussed with KPMG its independence from Zhone. In reliance on these reviews and discussions, and the reports of KPMG, the Audit Committee recommended to the Board, and the Board approved, the inclusion of the audited financial statements in Zhone’s annual report on Form 10-K for the year ended December 31, 2007 for filing with the SEC.

Respectfully Submitted by the Audit Committee

Robert Dahl (Chairman)

Steven Levy

James Timmins

OTHER MATTERS

Stockholder Proposals for Inclusion in Next Year’s Proxy Statement. Stockholders of Zhone may submit proposals on matters appropriate for stockholder action at meetings of our stockholders in accordance with Rule 14a-8 promulgated under the Securities Exchange Act of 1934. To be eligible for inclusion in the proxy statement relating to our 2009 annual meeting of stockholders, proposals of stockholders must be received at our principal executive offices no later than December 5, 2008 (120 calendar days prior to the anniversary of the date of the proxy statement for our 2008 annual meeting) and must otherwise satisfy the conditions established by the SEC for stockholder proposals to be included in the proxy statement for that meeting.

Stockholder Proposals for Presentation at Next Year’s Annual Meeting. If a stockholder wishes to present a proposal, including a director nomination, at our 2009 annual meeting of stockholders and the proposal is not intended to be included in our proxy statement relating to that meeting, the stockholder must give advance notice in writing to our Corporate Secretary prior to the deadline for such meeting determined in accordance with our bylaws. Our bylaw notice deadline with respect to the 2009 annual meeting of stockholders is February 14, 2009 (90 calendar days prior to the anniversary of our 2008 annual meeting). If a stockholder gives notice of a proposal outside of the bylaw notice deadline, the stockholder will not be permitted to present the proposal to the stockholders for a vote at our 2009 annual meeting. However, in the event that the 2009 annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary of the 2008 annual meeting, to be timely, notice by the stockholder must be received by the later of (1) the close of business 90 days prior to the 2009 annual meeting or (2) the 10th day following the day on which public announcement of the date of the 2009 annual meeting is first made. A stockholder’s notice must set forth the information required by our bylaws with respect to each matter the stockholder proposes to bring before the annual meeting.

Notices. All notices of proposals by stockholders, whether or not included in our proxy statement, should be delivered to Zhone Technologies, Inc., Attn: Corporate Secretary, 7001 Oakport Street, Oakland, California 94621.

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MR A SAMPLE

DESIGNATION (IF ANY)

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Using a black ink pen, mark your votes with an X as shown in [X]

this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors unanimously recommends that stockholders vote “FOR” the listed nominees and “FOR” Proposal 2.

1. Election of Directors: For Withhold For Withhold

01—Robert Dahl 02—Steven Levy

For Against Abstain

2. Ratification of Appointment of KPMG LLP as Zhone’s

Independent Registered Public Accounting Firm.

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy card. If shares are held jointly, each joint holder must sign. When signing as trustee, executor, administrator, guardian, attorney or corporate officer, please print your full title.

Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

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MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

<STOCK#> 00V4TA

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — ZHONE TECHNOLOGIES, INC.

ANNUAL MEETING OF STOCKHOLDERS MAY 15, 2008

THIS PROXY IS SOLICITED ON BEHALF OF THE ZHONE BOARD OF DIRECTORS

The undersigned revokes all previous proxies, acknowledges receipt of the notice of annual meeting of stockholders and the accompanying proxy statement, and hereby appoints Morteza Ejabat and Kirk Misaka, jointly and severally, with full power of substitution to each, as proxies of the undersigned, to represent the undersigned and to vote all shares of common stock of Zhone Technologies, Inc. that the undersigned is entitled to vote, either on his or her own behalf or on behalf of an entity or entities, at the annual meeting of stockholders of Zhone Technologies, Inc. to be held on May 15, 2008 at 10:00 a.m. Pacific Time at 7001 Oakport Street, Oakland, California 94621, and at any adjournments or postponements thereof, with the same force and effect as the undersigned might or could do if personally present.

THE SHARES REPRESENTED BY THIS PROXY CARD WILL BE VOTED AS INSTRUCTED BY THE STOCKHOLDER. IF NO INSTRUCTIONS ARE SPECIFIED, THE SHARES WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS. IF ANY OTHER BUSINESS IS PROPERLY PRESENTED AT THE ANNUAL MEETING, OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF, THIS PROXY CARD WILL CONFER DISCRETIONARY AUTHORITY ON THE INDIVIDUALS NAMED AS PROXIES TO VOTE THE SHARES REPRESENTED BY THE PROXIES IN ACCORDANCE WITH THEIR BEST JUDGMENT.

SEE REVERSE SIDE TO BE SIGNED AND DATED ON REVERSE SIDE SEE REVERSE SIDE

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